Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FOURTH QUARTER 2015 AND FISCAL YEAR 2015 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Volume of 120.8 million pounds, an increase of 1.1% year-over-year;

•	Adjusted sales of $124.4 million, a decrease of 2.1% year-over-year;

•	Adjusted EBITDA of $20.2 million, a decrease of 3.8% year-over-year;

•	Adjusted diluted earnings per common share of $0.28, flat compared to the prior year period;

•	Net sales of $323.4 million, a decrease of 17.1% year-over-year;

•	Net income attributable to GBC of $3.5 million, which includes a $1.8 million lower of cost or market charge and a $0.8 million loss on extinguishment of debt; and

•	Diluted earnings per common share of $0.16, an increase of 23.1% versus $0.13 per diluted share in the prior year period.

Full Year Highlights

•	Volume of 511.9 million pounds, a decrease of 1.6% year-over-year;

•	Adjusted sales of $534.3 million, a decrease of 1.5% year-over-year;

•	Adjusted EBITDA of $121.1 million, an increase of 10.4% year-over-year;

•	Adjusted diluted earnings per common share of $2.20 versus $1.77 in the prior year period;

•	Net sales of $1,506.2 million, a decrease of 12.0% year-over-year;

•
Net income attributable to GBC of $35.6 million, which includes a $4.8 million gain on the sale of our Dowa Joint Venture, a $6.6 million lower of cost or market charge and a $3.1 million loss on extinguishment of debt;

•	Diluted earnings per common share of $1.66, an increase of 11.4% versus $1.49 per diluted share in the prior year period; and

•	The Company is providing 2016 full-year guidance.

Schaumburg, IL., March 8, 2016 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter Operating Results
Volume for the fourth quarter of 2015 increased by 1.1% to 120.8 million pounds compared to 119.5 million pounds in the fourth quarter of 2014. Volumes increased as a result of higher coinage demand, partially offset by lower demand in the munitions and industrial machinery and equipment markets.

“We are pleased with our full year 2015 financial results, which were in line with our expectations and included meaningful earnings growth, improved margins, and $89 million of cash generated from our operating activities, all while in a soft volume environment. In 2015, we improved our operating performance and helped build a strong foundation for growth. We continue to differentiate ourselves in this volatile macroeconomic environment as commodity prices decline. Despite the fact that copper prices declined more than 25% year-over-year in Q4 alone, our balanced book approach effectively insulates our earnings from these fluctuations in commodity prices, as evidenced by our stable margins through this volatile period. We maintained steady margins because we are a metals converter, not a metals producer,” said John Wasz, GBC’s President and Chief Executive Officer.

Mr. Wasz concluded, “As we enter 2016, we plan to further execute on our balanced book, strategic pricing and asset management practices to create future value for our shareholders and strengthen our competitive positioning. We remain committed to driving improved cost performance throughout our businesses as well as enhancing the value proposition we provide to our customers by delivering superior quality and service. We remain in a strong financial position and are ready to capitalize on opportunities as market conditions dictate.”

Net sales for the fourth quarter of 2015 decreased to $323.4 million from $390.3 million in the fourth quarter of 2014. The decline in net sales was primarily attributable to lower metal prices and lower sales of unprocessed metals. On the other hand, adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, only decreased by 2.1% to $124.4 million from $127.1 million in 2014. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to Global Brass and Copper Holdings, Inc. for the fourth quarter of 2015 was $3.5 million, or $0.16 per diluted share, compared to $2.8 million, or $0.13 per diluted share, for the same period of 2014. The increase was primarily due to higher gross profit (with favorable movement in our derivative contracts, partially offset by a non-cash lower of cost or market inventory charge) and a reduction in interest expense, partially offset by a $0.8 million loss on the extinguishment of debt.

Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $20.2 million for the fourth quarter of 2015, a decrease of 3.8% compared to 2014. The slight decline was the result of unfavorable changes in product mix, partially offset by lower manufacturing conversion costs and higher volume. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Adjusted diluted earnings per common share, another one of our non-GAAP measures, was $0.28 for the fourth quarter of 2015 and remained unchanged versus the prior year comparable period. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Full Year Operating Results
Volume for the full year 2015 decreased by 1.6% to 511.9 million pounds compared to 520.4 million pounds in 2014. Volumes decreased as a result of lower demand in the munitions market, partially offset by higher coinage demand.

Net sales for the full year 2015 decreased to $1,506.2 million from $1,711.4 million in 2014. The decline in net sales was primarily attributable to decreased metal prices and lower sales of unprocessed metals. On the other hand, adjusted sales decreased by 1.5% to $534.3 million from $542.6 million in 2014. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to Global Brass and Copper Holdings, Inc. for the full year 2015 was $35.6 million, or $1.66 per diluted share, compared to $31.7 million, or $1.49 per diluted share, for 2014. The increase was primarily due to an increase in gross profit and the gain on the sale of the investment in our joint venture, partially offset by an increase in selling, general and administrative expenses and the loss on extinguishment of debt.

Adjusted EBITDA was $121.1 million for the full year 2015, an increase of 10.4% compared to 2014. The increase was the result of decreased manufacturing conversion costs and the gain on the sale of the investment in our joint venture, partially offset by an increase in selling, general and administrative expenses. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Adjusted diluted earnings per common share was $2.20 for the full year 2015 as compared to $1.77 in 2014. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.

Cash Flow and Leverage
During the fourth quarter of 2015, we generated $28.8 million of cash from operating activities largely due to improved earnings and decreased investment in working capital. During the full year of 2015, we generated $88.8 million of cash from operating activities, driven by earnings and working capital improvements.

After purchasing $29.7 million of our debt in the open market, we ended the fourth quarter with cash of $83.5 million, $345.3 million of senior secured notes, and $196.9 million of availability under our asset-based revolving loan facility. We purchased an additional $31.0 million of our debt through the end of February 2016.

2016 Guidance
For the full-year 2016, GBC expects:

•	Shipment volumes to range from 510 million pounds to 545 million pounds; and

•	Adjusted EBITDA to range from $115 million to $125 million.

Conference Call
The Company will host a teleconference and webcast at 8:30 a.m. (Central Time) on Wednesday, March 9, 2016 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #55345185 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Robert T. Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2015	2014	2015	2014

Net sales	$323.4	$390.3	$1,506.2	$1,711.4
Cost of sales	(289.9)	(358.1)	(1,335.9)	(1,546.8)
Gross profit	33.5	32.2	170.3	164.6
Selling, general and administrative expenses	(19.7)	(19.4)	(83.2)	(76.9)
Operating income	13.8	12.8	87.1	87.7
Interest expense	(9.3)	(9.9)	(39.1)	(39.6)
Loss on extinguishment of debt	(0.8)	—	(3.1)	—
Gain on the sale of investment in joint venture	—	—	6.3	—
Other (expense) income, net	—	(0.2)	0.2	(0.5)
Income before provision for income taxes and equity income	3.7	2.7	51.4	47.6
Provision for income taxes	(0.2)	(0.1)	(15.9)	(16.6)
Income before equity income	3.5	2.6	35.5	31.0
Equity income, net of tax	—	0.3	0.3	1.1
Net income	3.5	2.9	35.8	32.1
Net income attributable to noncontrolling interest	—	(0.1)	(0.2)	(0.4)
Net income attributable to Global Brass and Copper Holdings, Inc.	$3.5	$2.8	$35.6	$31.7

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.16	$0.13	$1.67	$1.50
Diluted	$0.16	$0.13	$1.66	$1.49
Weighted average common shares outstanding:
Basic	21.3	21.2	21.3	21.2
Diluted	21.5	21.3	21.4	21.3

Supplemental Non-GAAP Reconciliation
Net sales	$323.4	$390.3	$1,506.2	$1,711.4
Metal component of net sales	(199.0)	(263.2)	(971.9)	(1,168.8)
Adjusted sales	$124.4	$127.1	$534.3	$542.6

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.16	$0.13	$1.66	$1.49
Unrealized (gain) loss on derivative contracts	(0.02)	0.09	(0.02)	0.08
Loss on extinguishment of debt	0.02	—	0.10	—
Non-cash accretion of income of Dowa Joint Venture	—	—	—	(0.02)
Specified legal/professional expenses	0.02	0.03	0.10	0.13
Lower of cost or market adjustment to inventory	0.06	—	0.21	0.01
Loss on LIFO layer depletion	—	0.02	—	0.02
Share-based compensation expense	0.04	0.01	0.13	0.05
Restructuring and other business transformation charges	—	—	0.02	0.01
Adjusted diluted earnings per common share (1)	$0.28	$0.28	$2.20	$1.77

(1) All adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2015	2014	2015	2014
Net income attributable to Global Brass and Copper Holdings, Inc.	$3.5	$2.8	$35.6	$31.7
Interest expense	9.3	9.9	39.1	39.6
Provision for income taxes	0.2	0.1	15.9	16.6
Depreciation expense	3.5	3.4	13.5	12.2
Amortization expense	—	—	0.1	0.1
Unrealized (gain) loss on derivative contracts (a)	(0.7)	2.7	(0.6)	3.0
LIFO liquidation loss (b)	0.1	0.6	0.1	0.6
Loss on extinguishment of debt (c)	0.8	—	3.1	—
Non-cash accretion of income of Dowa Joint Venture (d)	—	(0.2)	(0.2)	(0.7)
Specified legal/professional expenses (e)	0.6	1.2	2.8	4.3
Lower of cost or market adjustment to inventory (f)	1.8	—	6.6	0.2
Share-based compensation expense (g)	1.1	0.4	4.2	1.7
Restructuring and other business transformation charges (h)	—	0.1	0.9	0.4
Adjusted EBITDA	$20.2	$21.0	$121.1	$109.7

(a)	Represents unrealized gains and losses on derivative contracts.

(b)	Calculated based on the difference between the base year LIFO carrying value and the metal prices prevailing in the market at the time of inventory depletion.

(c)	Represents the loss on extinguishment of debt recognized in connection with the open market purchase of senior secured notes.

(d)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(e)	Represents selected professional fees for accounting, tax, legal and consulting services incurred as a public company that exceed our expected long-term requirements.

(f)	Represents non-cash lower of cost or market charges for the write down of domestic, non-copper metal inventory.

(g)
Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.

(h)
Restructuring and other business transformation charges for the three months ended December 31, 2014 and the year ended December 31, 2015 and 2014 represent severance charges at Olin Brass, one of our segments.

Segment Results of Operations

	Three Months Ended December 31,		Change 2015 vs. 2014
(in millions)	2015	2014	Amount	Percent
Pounds shipped (a)
Olin Brass	62.3	60.5	1.8	3.0%
Chase Brass	50.2	49.8	0.4	0.8%
A.J. Oster	16.8	16.7	0.1	0.6%
Corporate (b)	(8.5)	(7.5)	(1.0)	(13.3)%
Total	120.8	119.5	1.3	1.1%

Net sales
Olin Brass	$154.6	$190.2	$(35.6)	(18.7)%
Chase Brass	115.1	133.7	(18.6)	(13.9)%
A.J. Oster	63.4	75.6	(12.2)	(16.1)%
Corporate (b)	(9.7)	(9.2)	(0.5)	(5.4)%
Total	$323.4	$390.3	$(66.9)	(17.1)%

Adjusted EBITDA
Olin Brass	$6.3	$5.8	$0.5	8.6%
Chase Brass	14.9	15.0	(0.1)	(0.7)%
A.J. Oster	3.0	3.6	(0.6)	(16.7)%
Total Adjusted EBITDA of operating segments	$24.2	$24.4	$(0.2)	(0.8)%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

	Year Ended December 31,		Change 2015 vs. 2014
(in millions)	2015	2014	Amount	Percent
Pounds shipped (a)
Olin Brass	260.0	269.1	(9.1)	(3.4)%
Chase Brass	218.9	221.3	(2.4)	(1.1)%
A.J. Oster	73.1	68.7	4.4	6.4%
Corporate (b)	(40.1)	(38.7)	(1.4)	(3.6)%
Total	511.9	520.4	(8.5)	(1.6)%

Net sales
Olin Brass	$721.9	$847.8	$(125.9)	(14.9)%
Chase Brass	544.1	603.7	(59.6)	(9.9)%
A.J. Oster	293.3	313.9	(20.6)	(6.6)%
Corporate (b)	(53.1)	(54.0)	0.9	1.7%
Total	$1,506.2	$1,711.4	$(205.2)	(12.0)%

Adjusted EBITDA
Olin Brass	$48.3	$36.9	$11.4	30.9%
Chase Brass	68.9	69.2	(0.3)	(0.4)%
A.J. Oster	15.8	16.2	(0.4)	(2.5)%
Total Adjusted EBITDA of operating segments	$133.0	$122.3	$10.7	8.7%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$83.5	$44.6
Accounts receivable (net of allowance of $1.2 and $1.0, respectively)	119.6	152.3
Inventories	176.3	189.0
Prepaid expenses and other current assets	17.4	26.2
Income tax receivable	2.4	8.3
Total current assets	399.2	420.4
Property, plant and equipment, net	111.1	103.5
Investment in joint venture	—	2.0
Goodwill	4.4	4.4
Intangible assets, net	0.5	0.6
Deferred income taxes	38.0	30.1
Other noncurrent assets	4.0	5.3
Total assets	$557.2	$566.3
Liabilities and equity
Current liabilities:
Current portion of capital lease obligation	$1.1	$1.0
Accounts payable	71.0	82.5
Accrued liabilities	53.9	57.3
Accrued interest	3.0	3.2
Income tax payable	0.2	0.5
Total current liabilities	129.2	144.5
Noncurrent portion of debt	342.0	370.4
Other noncurrent liabilities	25.3	25.4
Total liabilities	496.5	540.3
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,553,883 and 21,369,407 shares issued, respectively	0.2	0.2
Additional paid-in capital	36.9	32.5
Retained earnings (accumulated deficit)	22.3	(10.1)
Treasury stock - 46,729 and 29,200 shares, respectively	(0.7)	(0.4)
Accumulated other comprehensive loss	(2.3)	(0.6)
Total Global Brass and Copper Holdings, Inc. stockholders’ equity	56.4	21.6
Noncontrolling interest	4.3	4.4
Total equity	60.7	26.0
Total liabilities and equity	$557.2	$566.3

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In millions)	2015	2014
Cash flows from operating activities
Net income	$35.8	$32.1
Adjustments to reconcile net income to net cash provided by operating activities:
Lower of cost or market adjustment to inventory	6.6	0.2
Unrealized (gain) loss on derivatives	(0.6)	3.0
Depreciation	13.5	12.2
Amortization of intangible assets	0.1	0.1
Amortization of debt issuance costs	2.8	2.7
Loss on extinguishment of debt	3.1	—
Share-based compensation expense	4.2	1.7
Excess tax benefit from share-based compensation	(0.1)	(0.2)
Provision for bad debts, net of reductions	0.3	—
Deferred income taxes	(7.3)	6.4
Loss on disposal of property, plant and equipment	0.4	—
Gain on sale of investment in joint venture	(6.3)	—
Equity earnings, net of distributions	0.1	(0.7)
Change in assets and liabilities:
Accounts receivable	31.4	18.9
Inventories	4.8	0.9
Prepaid expenses and other current assets	9.3	(7.0)
Accounts payable	(11.6)	(2.3)
Accrued liabilities	(3.5)	1.3
Accrued interest	(0.2)	(0.1)
Income taxes, net	5.7	(3.8)
Other, net	0.3	(0.9)
Net cash provided by operating activities	88.8	64.5
Cash flows from investing activities
Capital expenditures	(21.4)	(23.4)
Proceeds from sale of property, plant and equipment	0.1	1.1
Proceeds from sale of investment in joint venture	8.0	—
Net cash used in investing activities	(13.3)	(22.3)
Cash flows from financing activities
Borrowings on ABL Facility	1.2	248.4
Payments on ABL Facility	(1.2)	(253.9)
Purchases of Senior Secured Notes	(29.7)	—
Premium payment on partial extinguishment of debt	(2.5)	—
Principal payments under capital lease obligation	(1.0)	(0.2)
Dividends paid	(3.2)	(3.2)
Distribution to noncontrolling interest owner	(0.2)	—
Proceeds from exercise of stock options	0.1	0.1
Excess tax benefit from share-based compensation	0.1	0.2
Share repurchases	(0.3)	(0.4)
Net cash used in financing activities	(36.7)	(9.0)
Effect of foreign currency exchange rates	0.1	0.6
Net increase in cash	38.9	33.8
Cash at beginning of period	44.6	10.8
Cash at end of period	$83.5	$44.6
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$4.3	$4.1
Acquisition of equipment under capital lease obligation	$—	$6.0

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted EBITDA is not intended as an alternative to net income or as an alternative to any other measure of performance in conformity with U.S. GAAP or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our U.S. GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	non-cash losses due to lower of cost or market adjustments to inventory;

•	non-cash gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	loss on extinguishment of debt;

•	non-cash income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”);

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.

We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, in order to provide period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, incentivize members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. In addition, measures similar to adjusted EBITDA are defined and used in the agreements governing our ABL Facility and our Senior Secured Notes to determine compliance with various financial covenants and tests.
However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are that adjusted EBITDA:

•	does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	does not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt;

•	does not reflect income tax expense and therefore the cost of complying with applicable laws;

•	is an imperfect substitute for cash flow as it eliminates depreciation and amortization expense but does not include cash expended for capital expenditures required to operate our business;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include operating income, net income, cash flows from operations and other cash flow data. We have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted EBITDA.
Adjusted diluted earnings per common share
Adjusted diluted earnings per common share is defined as diluted income per common share adjusted to remove the after-tax impact of the add backs to EBITDA in calculating adjusted EBITDA. We believe that adjusted diluted earnings per common share supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.
Adjusted sales
Adjusted sales is defined as net sales less the metal cost of products sold. Net sales is the most directly comparable U.S. GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.